QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.55

Vertex Employee Compensation Plan

        On an annual basis in the first quarter of the fiscal year the Management Development and Compensation Committee of our Board of Directors adopts an employee compensation plan for our officers and other employees, including our named executive officers together with performance goals for that fiscal year. The plan addresses three components of employee compensation—base salary, performance bonus which serve as short-term incentives and equity grants which serve as long-term incentive—that are designed to motivate, reward and retain employees by aligning compensation with the achievement of strategic corporate goals as well as individual performance objectives.

        Upon completion of each performance period (usually a calendar year), our Board of Directors assigns us a performance rating on the basis of achievement of goals for the company set by the Board early in the performance period. The amount available for payment of performance bonuses is established on the basis of this performance rating, and is allocated to employees on the basis of salary tier and individual performance rating. The base salary of the executive officers are set based on market and other competitive factors. Merit increases to base salaries for other employees are made on the basis of individual performance rating. Annual equity grants, made in the form of stock options, restricted stock grants, or a combination of both are made on the basis of salary tier and individual performance.

        The Management Development and Compensation Committee retains broad discretion to determine the appropriate form and level of compensation, particularly for our executives, on the basis of its assessment of our executives, the demand for talent, our performance and other factors. Key corporate performance factors generally include, among other things, achievement of specific financial objectives, research productivity, development progression with respect to both internal development efforts and collaborative development, and other aspects of our performance. We reserve the right to modify the plan, and the key corporate performance factors and criteria under the plan, at any time.

        On February 7, 2008, we determined the cash bonus awards related to the fiscal year ended December 31, 2007. The cash bonus awards for the following executive officers were:

Name	2007 Cash Bonus
Joshua S. Boger	$318,888
John J. Alam	$141,728
Kurt C. Graves	$104,490 (partial year)
Peter Mueller	$229,804
Ian F. Smith	$141,907
Kenneth S. Boger	$116,952

QuickLinks

  Exhibit 10.55